Bell Microproducts Limited
Cox Lane
Chessington
Surrey
KT9 1SJ
UK

[  ] April 2010

Dear Sirs

Distribution Agreement between (1) BELL MICROPRODUCTS CANADA – TENEX DATA ULC  (hereinafter ‘Bell Micro Canada’) and  (2) OCZ TECHINOLOGY GROUP INC (‘OCZ’) undated but prepared in JUNE 2009 and signed by both parties (‘the Agreement’)

We confirm that in order to extend the business relationship between OCZ and other Bell Micro companies, which business is currently governed by the Agreement we agree as follows:

The reference in the Agreement to Bell Micro Canada ‘and its affiliates’ shall extend to include Bell Microproducts Limited, a company registered in England under Company number 3969946 (‘Bell Micro UK’).In future Bell Microproducts Limited may conduct business direct with OCZ under the terms of the Agreement as herein amended.

In furtherance of this, the definition of ‘Territory’ in clause 2 of the Agreement will be extended to include Europe.

Clauses 6.3 and 6.4 (c) of the Agreement shall be excluded in relation to business conducted with Bell Micro UK.

The following statements of compliance are agreed in relation to business transacted with Bell Micro UK.  OCZ confirms that:

(i)
Products are marked in accordance with the Waste Electrical and Electronic Equipment Regulations and that it will take Producer responsibility for all Products and further that all Products are compliant with the Restriction on Hazardous Substances Regulations;

(ii)
it will comply with all the obligations imposed by the REACH regulations and to that end:
(a) no Products supplied will contain a substance of very high concern (SVHC) in a concentration above 0.1 % weight by weight unless the substance has been registered and in this case OCZ  will inform Bell Micro UK and produce copies of the registration;
(b) it will make all necessary all chemical, safety and other information available to Bell Micro UK and also assist Bell Micro UK to meet its obligations thereunder;
(c) it will act on any information provided by Bell Micro UK;
(d) this is a continuing obligation which will apply whenever new Products are supplied by OCZ;

(iii)
where Products which it supplies contain a battery (which term, for these purposes includes accumulators) OCZ will provide information confirming (a) the Product (b) the type of battery included (c) the weight of the battery and (d) the capacity of the battery.

For the avoidance of doubt, capitalised terms included in this letter shall refer to the terms defined in the Agreement.

Please sign the copy of this letter and return it to us to confirm your agreement to the terms of this letter.

Yours faithfully

For and on behalf of
OCZ Technology Group Inc

I, Nicholas Lee, CFO of Bell Micro UK agree to the terms of this letter.

Signed	Date